 This statement is being filed by Dolphin Fund LTD ("Dolphin" or the "Reporting
 Person"), a stock corporation organized under the laws of Bermuda, which principal offices are located at Mintflower Place, 4th Floor,
 8 Par-La-Ville Road, Hamilton, Bermuda.

 The reported securities may be deemed to be indirectly beneficially owned by
 Dolphin. The Reporting Person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the securities for purposes of Section 16 of the Securities
 Exchange Act of 1934, as amended, or for any other purpose.

 As of January 15, 2009:

 (i)       Elsztain is the Chairman of the Board of Directors of IFIS, IFISA,
 Cresud, CAM, CVC Uruguay, CVC Cayman, Agroinvestment, IRSA, Tyrus, Jiwin and
 Idalgir, except for Agrology, a company 97% owned by Cresud, IBOSA, a company
 100% owned by IRSA and REIG, a company in which Jiwin (a company wholly owned by Tyrus) is the General Partner.
 (ii)      Elsztain is the beneficial owner of 28.96% of IFIS,
 including: (a) 11.29% owned indirectly through Agroinvestment (b) 5.17% owned indirectly through Idalgir SA, (c) 12.62% owned indirectly through CVC Uruguay,
 (d) 2.08% owned indirectly through CVC Cayman. Elsztain owns 100% of
 Agroinvestment and Idalgir SA and 85.0% of CAM which owns 0.11% of IRSA's outstanding stock and 100% of CVC Uruguay which in turn owns 0.00016 % of
 Cresud's shares on a fully diluted basis and 100% of CVC Cayman. None of these companies directly own Common Shares of Hersha Hospitality Trust ("HHT").
 Elsztain also directly owns 0,0005 % of IRSA's outstanding stock and 0.00022% of
 Cresud's shares on a fully diluted basis
 (iii)     CVC Cayman serves as the Investment Manager of IFIS.
 (iv)      CVC Uruguay Serves as the Investment Manager of Dolphin Fund Ltd
 (v) IFIS is the direct owner of 100% of the common shares of IFISA.
 (vi) IFISA directly owns 0.94% of IRSA's outstanding stock and 37.07% of
 Cresud's shares on a fully diluted basis. IFISA does not directly own HHT's
 Common Shares.
 (vii)     Cresud directly owns 50.23% of IRSA's common shares and 97 % of
 Agrology SA. Cresud does not own HHT's Common Shares.
 (viii)    Agrology directly owns 6.89% of IRSA's outstanding stock.
 (ix) IRSA owns 100% of IBOSA's capital stock, 100% of Tyrus' capital stock and
 629,206 Common Shares of HHT.
 (xi)      IBOSA owns 190,700 Common Shares of HHT.
 (x)       Tyrus owns 100% of the capital stock of Jiwin;
 (xii)     Jiwin serves as general Partner of REIG.
 (xiii)    REIG owns 10,366,667 Common Shares of HHT and has the option to purchase up to 5,700,000 Common Shares of HHT.
 (xiv)     Dolphin Fund Ltd owns 333,333 Common Shares of HHT
 (xv)      Eduardo Elsztain directly owns 3,600 Common Shares of HHT.